Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

OF HARVEST NATURAL RESOURCES, INC.

Introduction

On October 7, 2016, Harvest Natural Resources, Inc., a Delaware corporation (“Harvest” or the “Company”), and its wholly owned subsidiary, HNR Energia BV, a Curacao company (“HNR Energia”), completed the sale of all of HNR Energia’s 51% interest (the “Transaction”) in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”), to Delta Petroleum N.V., a limited liability company organized under the laws of Curacao (“Delta Petroleum”), pursuant to a share purchase agreement, dated June 29, 2016 (the “Share Purchase Agreement”).

Delta Petroleum is an affiliate of CT Energy Holding SRL, a Barbados Society with Restricted Liability (“CT Energy”). CT Energy assigned all of its rights and obligations under the Share Purchase Agreement to Delta Petroleum on September 26, 2016, as permitted under the Share Purchase Agreement.

Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a mixed company organized under Venezuelan law (“Petrodelta”), through which all of the Company’s interests in Venezuela were owned. Thus, under the Share Purchase Agreement, the Company sold all of its interests in Venezuela to Delta Petroleum.

At the closing, Harvest received consideration consisting of:

•	$69.4 million in cash paid by Delta Petroleum after various closing adjustments;

•	an 11% non-convertible senior promissory note payable by Delta Petroleum to HNR Energia six months from the closing date in the principal amount of $12,000,000, guaranteed by the sole member and sole equity-holder of Delta Petroleum (the “11% Note”);

•	the relinquishment of all of the Company’s common stock owned by CT Energy, consisting of 8,667,597 shares (approximately 16.8% of all outstanding shares pre-closing), to be surrendered and held by the Company as treasury shares;

•	the cancellation of all $32.2 million in outstanding principal and accrued interest under the Company’s 15% senior secured promissory note due 2020 held by CT Energy, dated June 19, 2015 (the “15% Note”);

•	the cancellation of all $8.2 million in outstanding principal and accrued interest under the Company’s 15% additional draw senior secured promissory note due 2020 held by CT Energy, dated June 19, 2015 (the “Additional Draw Note”); and

•	the cancellation of the Company’s warrant held by CT Energy, dated June 19, 2015, under which CT Energy could have acquired up to 34,070,820 shares of the Company’s common stock, subject to conditions set forth in the warrant (the “CT Warrant”).

After giving effect to the Transaction, Harvest ceased to have a presence in Venezuela, and the existing relationship between Harvest and CT Energy, which owned 16.8% of Harvest’s outstanding shares of common stock before this transaction, was terminated. In addition, at the closing, the two CT Energy non-independent directors appointed in connection with CT Energy’s initial investment in Harvest resigned from the Board of Directors. Subsequent to the Transaction on October 7, 2016, Harvest’s primary assets will be its oil and gas interests in Gabon and cash.

The following unaudited pro forma consolidated balance sheet as of June 30, 2016 and the consolidated statement of operations for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014 have been derived from our historical financial statements. The pro forma adjustments have been prepared as if the Transaction had taken place on June 30, 2016, in the case of the pro forma consolidated balance sheet and on January 1, 2015, in the case of the pro forma consolidated statement of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015. The pro forma consolidated statement of operations for the year ended December 31, 2014 reflects the elimination of the operations of Harvest Holding from continuing operations as those amounts will now be reflected as discontinued operations with the closing of the Transaction.

The unaudited pro forma consolidated balance sheet as of June 30, 2016, also reflects the related pro forma tax impact of the sale. As discussed further in the notes to the pro forma financial information, the Company is expected to realize a gain for United States (“U.S.”) income tax purposes upon closing of the sale although not all of that gain may be currently recognized due to exceptions under U.S. tax rules. As a result of the sale and as reflected in the pro forma consolidated balance sheet, we expect that the most likely tax impact for financial reporting purposes will be the recording of an U.S. deferred tax liability on the gain on sale realized for income tax purposes.

Under ASC 740-30-25-17, no deferred tax liability should be recorded if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings or that the earnings will be remitted in a tax-free manner. Management must consider numerous factors in determining timing and amounts of possible future distribution of these earnings to the parent company and whether a U.S. deferred tax liability should be recorded for these earnings. Prior to 2013, no U.S. taxes had been recorded on the unremitted earnings of our non-U.S. subsidiaries as it was our practice and intention to reinvest the earnings of those non-U.S. subsidiaries into our foreign operations.

During the fourth quarter of 2013 and in subsequent periods, management evaluated numerous factors related to the timing and amounts of possible future distributions of foreign earnings to the parent company, with consideration of the sale of non-U.S. assets including the then sale of a 29.0% equity interest in Harvest Holding. Because management was pursuing various alternatives with respect to the Company’s future operations and disposition of any sale proceeds, a determination was made that it was appropriate to record a deferred tax liability associated with the unremitted earnings of our foreign subsidiaries. However, due primarily to impairments of the Company’s investment in our Venezuelan cost investment, Petrodelta, during the years ended December 31, 2015 and 2014 the deferred tax liability associated with the unremitted foreign earnings was reduced to zero as of December 31, 2015.

Management also assessed the available positive and negative evidence related to its U.S. net operating losses, alternative minimum tax credit carryforwards, and other U.S. deferred tax assets to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. After reviewing the terms of the sale of Harvest Holding and the possible future operations of the

Company, management has determined that we may not have sufficient taxable income in the U.S. from the sale of Harvest Holding nor from ongoing operations in the years following the closing of the sale to utilize the deferred tax assets. The unaudited pro forma consolidated statements of operations for the periods presented reflect the continued imposition of a valuation allowance on the U.S. tax attributes.

For pro forma purposes, funds received from debt, warrant and equity issuances with CT Energy would no longer have been required, as proceeds from the sale of the 51.0% equity interest in Harvest Holding on January 1, 2015 would have been adequate to fund operations and capital requirements during the pro forma periods from January 1, 2015 through June 30, 2016. Therefore the unaudited pro forma consolidated financial statements reflect pro forma adjustments related to the impact of the sale of the equity interest in Harvest Holding on the debt and equity instruments which were outstanding during the periods from January 1, 2015 through June 30, 2016 and cancelled in the Transaction. The pro forma consolidated statement of operations for the year ended December 31, 2014 reflects the elimination of the operations of Harvest Holding from continuing operations as those amounts will now be included as discontinued operations with the closing of the Transaction.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be directly attributable to the Transaction and factually supportable. Actual results may differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the Transaction occurred on the respective dates assumed, nor is it necessarily indicative of the Company’s future operating results. The unaudited pro forma consolidated financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2016

(in thousands)

	June 30, 2016 As Reported	Sale of 51% Equity Interest in Harvest Holding		June 30, 2016 Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,800	$80,000	(1)	$75,812
		(3,045)	(1)
		172	(1)
		(460)	(2)
		(2,949)	(3)
		(706)	(5)
Accounts receivable, net	264	(2)	(2)	262
Note receivable	—	12,000	(1)	12,000
Prepaid expenses and other	452	(6)	(2)	446

TOTAL CURRENT ASSETS	3,516	85,004		88,520
LONG-TERM NOTE RECEIVABLE - RELATED PARTY, net of reserve for $5.2 million	—	—	(2)	—
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	30,924	—		30,924
Other administrative property, net	642	(46)	(2)	596

TOTAL PROPERTY AND EQUIPMENT, NET	31,566	(46)		31,520
EMBEDDED DERIVATIVE ASSET	7,144	(7,144)	(1)	—
LONG-TERM DEFERRED INCOME TAX ASSETS	85	(85)	(2)	—
OTHER ASSETS, NET	123	(7)	(2)	116

TOTAL ASSETS	$42,434	$77,722		$120,156

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$240	$(2)	(2)	$238
Accrued expenses	7,362	(657)	(2)	6,705
Accrued interest - related party	1,084	(1,084)	(1)	—
Other current liabilities	107	(107)	(2)	—

TOTAL CURRENT LIABILITIES	8,793	(1,850)		6,943
LONG-TERM DEFERRED TAX LIABILITY	—	29,200	(6)	29,200
LONG-TERM DEBT DUE TO RELATED PARTY, net of discount	7,824	(7,824)	(1)	—
WARRANT DERIVATIVE LIABILITY WITH RELATED PARTY	16,417	(16,417)	(1)	—

TOTAL LIABILITIES	33,034	3,109		36,143
COMMITMENTS AND CONTINGENCIES
EQUITY
STOCKHOLDERS’ EQUITY:
Common stock	580	16	(5)	596
Additional paid-in capital	303,603	(1,695)	(4)	304,419
		2,511	(5)
Accumulated deficit	(226,772)	108,567	(1)	(147,405)
		(29,200)	(6)
Treasury stock	(66,316)	(7,281)	(1)	(73,597)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	11,095	72,918		84,013
NONCONTROLLING INTEREST OWNERS	(1,695)	1,695	(4)	—

TOTAL EQUITY	9,400	74,613		84,013

TOTAL LIABILITIES AND EQUITY	$42,434	$77,722		$120,156

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2016

(in thousands, except per share data)

	Six Months Ended June 30, 2016 As Reported	Sale of 51% Equity Interest in Harvest Holding		Six Months Ended June 30, 2016 Pro Forma
EXPENSES:
Depreciation and amortization	$40	(10)	(7)	$30
Exploration expense	1,139	—		1,139
Impairment expense	128	—		128
Reserve for note receivable - related party	5,160	(5,160)	(7)	—
General and administrative	10,522	(1,287)	(7)	8,157
		(1,078)	(14)

	16,989	(7,535)		9,454

INCOME (LOSS) FROM OPERATIONS	(16,989)	7,535		(9,454)
OTHER NON-OPERATING INCOME (EXPENSE):
Change in fair value of warrant liabilities	(10,914)	10,914	(8)	—
Change in fair value of embedded derivative assets	1,687	(1,687)	(8)	—
Interest expense, net	(2,469)	(17)	(7)	—
		2,486	(9)
Loss on extinguishment of debt	—	—		—
Foreign currency transaction (losses) gains, net	192	(198)	(7)	(6)
Transaction costs related to sale of Harvest Holding	(1,551)	1,551	(3)	—

	(13,055)	13,049		(6)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(30,044)	20,584		(9,460)
INCOME TAX EXPENSE (BENEFIT)	16	(16)	(7)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	(30,060)	20,600		(9,460)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(3,066)	3,066	(7)	—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO HARVEST	$(26,994)	$17,534		$(9,460)

LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic loss per share:	$(0.53)			$(0.22)

Diluted loss per share	$(0.53)			$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,415			42,747	(10)
Diluted	51,415			42,747	(10)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2015

(in thousands, except per share data)

	Year Ended December 31, 2015 as Reported	Sale of 51% Equity Interest in Harvest Holding		Year Ended December 31, 2015 as Adjusted
EXPENSES:
Depreciation and amortization	$108	$(21)	(7)	$87
Exploration expense	3,900	—		3,900
Impairment expense - unproved property costs and oilfield inventories	24,178	—		24,178
Impairment expense - investment in affilate	164,700	(164,700)	(7)	—
General and administrative	19,010	(3,101)	(7)	13,979
		(1,930)	(14)

	211,896	(169,752)		42,144

INCOME (LOSS) FROM OPERATIONS	(211,896)	169,752		(42,144)
OTHER NON-OPERATING INCOME (EXPENSE):
Change in fair value of warrant liability	34,510	(34,510)	(8)	—
Change in fair value of derivative assets and liabilities	4,813	(4,813)	(8)	—
Interest expense	(2,959)	(4)	(7)	—
		2,963	(13)
Loss on debt conversion	(1,890)	1,890	(12)	—
Loss on issuance of debt and warrants	(20,402)	20,402	(11)	—
Foreign currency transaction gains (losses), net	261	(320)	(7)	(59)
Other non-operating income (expense), net	483	—		483

	14,816	(14,392)		424

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(197,080)	155,360		(41,720)
INCOME TAX BENEFIT	(16,423)	(27)	(7)	(16,450)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(180,657)	155,387		(25,270)
LESS: NET INCOME (LOSS) ATTIRBUTABLE TO NONCONTROLLING INTEREST OWNERS	(82,087)	82,087	(7)	—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO HARVEST	$(98,570)	$73,300		$(25,270)

BASIC LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic loss per share	$(2.18)			$(0.59)
Diluted loss per share	$(2.18)			$(0.59)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,288			42,747	(10)
Diluted	45,288			42,747	(10)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Harvest Natural Resources, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Year Ended December 31, 2014 as Reported	Sale of 51% Equity Interest in Harvest Holding		Year Ended December 31, 2014 as Adjusted
EXPENSES:
Depreciation and amortization	$198	(67)	(7)	$131
Exploration expense	6,267	—		6,267
Impairment expense - unproved property costs and oilfield inventories	57,994	—		57,994
Impairment expense - investment in affilate	355,650	(355,650)	(7)	—
General and administrative	29,496	(16,325)	(7)	13,171

	449,605	(372,042)		77,563

INCOME (LOSS) FROM OPERATIONS	(449,605)	372,042		(77,563)
OTHER NON-OPERATING INCOME (EXPENSE):
Loss on sale of interest in Harvest Holding	(1,574)	—		(1,574)
Gain on sale of oil and gas properties	2,865	—		2,865
Change in fair value of warrant liability	1,953	—		1,953
Interest (expense) income, net	(11)	13	(7)	2
Loss on extinguishment of long-term debt	(4,749)	—		(4,749)
Foreign currency transaction gains (losses), net	(219)	57	(7)	(162)
Other non-operating (expense), net	(58)	(1)	(7)	(59)

	(1,793)	69		(1,724)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(451,398)	372,111		(79,287)
INCOME TAX BENEFIT	(58,290)	(27)	(7)	(58,317)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EARNINGS FROM EQUITY AFFILIATE	(393,108)	372,138		(20,970)
EARNINGS FROM INVESTMENT IN AFFILIATE	34,949	(34,949)	(7)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	(358,159)	337,189		(20,970)
LESS: NET INCOME (LOSS) ATTIRBUTABLE TO NONCONTROLLING INTEREST OWNERS	(165,223)	165,223	(7)	—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO HARVEST	$(192,936)	$171,966		$(20,970)

LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic loss per share	$(4.59)			$(0.50)
Diluted loss per share	$(4.59)			$(0.50)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	42,039			42,039	(10)
Diluted	42,039			42,039	(10)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to the Unaudited Pro Forma Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma consolidated balance sheet as of June 30, 2016 is based on the unaudited consolidated balance sheet of Harvest, as adjusted to reflect the following items in connection with the sale of the 51.0% equity interest in Harvest Holding to Delta Petroleum as though they had occurred on June 30, 2016:

•	The $80.0 million cash purchase price to HNR Energia by Delta Petroleum at closing, subject to adjustments and reductions discussed below;

•	A note receivable for $12.0 million to be paid to HNR Energia by Delta Petroleum no later than 6 months from the date of closing. The note will bear an annual interest rate of 11.0%;

•	The cancellation of $30.0 million of debt at closing on Harvest’s 15.0% Note due 2020. All remaining outstanding principal and accrued interest held by CT Energy in excess of the $30.0 million was paid by Harvest by means of a reduction of the $80.0 million cash portion of the purchase price;

•	The surrender at closing of the Transaction of 8.67 million shares of Harvest common stock held by CT Energy;

•	The surrender at closing of the CT Warrant to purchase 34.07 million shares of common stock; and

•	The accelerated vesting of certain of Harvest’s outstanding options, stock appreciation rights, restricted stock units, and restricted stock awards granted to employees as long-term incentives. The Transaction resulted in a change of control event that triggered this acceleration under existing contractual compensation agreements.

The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2016 is based on the unaudited consolidated statement of operations of Harvest for this period, with adjustments made to recast such historical operations as if the Transaction had occurred on January 1, 2015. The unaudited pro forma consolidated statement of operations for the years ended December 31, 2015 and 2014 are based on the audited consolidated statement of operations of Harvest for such periods. Adjustments were made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 to recast such historical operations as if the Transaction had occurred on January 1, 2015. Adjustments were made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 to eliminate the operations of Harvest Holding from continuing operations as a result of selling Harvest’s 51% controlling equity interest in Harvest Holding.

2. Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations:

(1)	Amounts reflect the pro forma adjustments related to Harvest’s consolidated balance sheet, as if the Transaction occurred on June 30, 2016, for the following items with respect to the sale of our 51.0% equity interest in Harvest Holding to Delta Petroleum:

a.	Cash proceeds received at closing consisted of $80.0 million. Principal and accrued interest of $30.0 million on the 15% Note was cancelled at closing of the Transaction. All remaining outstanding debt and accrued interest on the 15% Note and on the five-year 15.0% Additional Draw Senior Secured Promissory Note (the “Additional Draw Note”) in excess of the $30.0 million principal balance at closing were paid by Harvest by means of a reduction of the $80.0 million cash portion of the purchase price. On June 30, 2016, the balance of the 15% Note, including accrued interest, was $31.0 million. In addition, as of June 30, 2016, Harvest had drawn $2.0 million on the Additional Draw Note bringing the total outstanding debt and accrued interest balance with CT Energy to $33.0 million. As of June 30, 2016, the net cash Harvest would have received for purposes of the unaudited pro-forma financial information was $77.0 million. Amounts received after June 30, 2016 under the 15% Note and the Additional Draw Note with CT Energy have been excluded from the pro forma consolidated balance sheet as of June 30, 2016.

On October 7, 2016, the principal balance of the 15% Note and accrued interest was $32.2 million. The principal balance of the Additional Draw Note was $8.0 million plus related accrued interest of $0.2 million for total debt and accrued interest of $40.4 million. Withholding tax to be paid by Harvest on behalf of CT Energy resulting from the accrued interest is $0.2 million. Consequently, the cash due at closing was reduced by $10.2 million related to the excess loan amounts, and together with the reimbursement of the $0.6 million of operating costs and payment of $1.0 million in transaction costs, both discussed below, the net cash receipt on the closing date was $69.4 million.

b.	A $12.0 million note receivable from Delta Petroleum or its permitted designee, to be paid no later than six months from the date of closing. The note will bear an annual interest rate of 11.0%. The pro forma financial statements do not reflect the estimated $0.7 million of interest income expected to be received from the $12.0 million note receivable from Delta Petroleum. It is assumed that the note will be paid six months from the date of closing the Transaction for purposes of calculating interest income.

c.	Cancellation of the 15% Note, the Additional Draw Note, and related embedded derivative asset upon closing. As of June 30, 2016, the outstanding principal balance of the 15% Note was $30.0 million and net of the discount of $24.6 million, Harvest’s carrying value was $5.4 million. The outstanding principal balance of the Additional Draw Note was $2.0 million, with a related premium of $0.4 million, for a carrying value of $2.4 million at June 30, 2016. The accrued interest related to the 15% Note was $1.1 million at June 30, 2016.

The embedded derivative asset related to the 15% Note was removed in connection with the cancellation of the 15% Note. The fair value of the embedded derivative asset was $7.1 million at June 30, 2016.

d.	Surrender at closing of 8.67 million shares of Harvest common stock, par value of $0.01, held by CT Energy at June 30, 2016. The fair value of those shares on June 30, 2016 was $7.3 million, which was calculated using the closing share price of $0.84 for the Company’s common stock on that date.

The fair value of those shares on October 7, 2016 was $7.9 million, which was calculated using the closing share price of the Company’s common stock of $0.91 on October 7, 2016.

e.	Surrender at closing of the CT Warrant to purchase 34.07 million shares of Harvest common stock recorded at fair value of $16.4 million as of June 30, 2016.

f.	Reimbursement of operating costs. Delta Petroleum agreed to reimburse Harvest for operating costs of Harvest Holding for the period of June 1, 2016 through closing. At June 30, 2016, the amount included as additional consideration was $0.2 million. At October 7, 2016, the estimated additional consideration for reimbursement of operating costs of Harvest Holding was $0.6 million, subject to adjustment, of which $0.4 million is not reflected in the pro forma financial statements.

g.	As summarized in the table below, the pre-tax gain on the sale of $109.6 million for purposes of the pro forma balance sheet as of June 30, 2016 for its 51.0% controlling equity interest in Harvest Holding is determined based on the proceeds received, forgiveness of debt and accrued interest, surrender of shares of common stock and the CT Warrant and cancellation of related derivative assets, net of estimated transaction costs and stock compensation costs attributable to the contractually obligated accelerated vesting of certain options, restricted stock units, and stock appreciation rights from the resulting change in control caused by the Transaction (in millions):

Cash due at closing before adjustments	$80.0
Cash reduction to repay debt and accrued interest over $30 million	(3.0)
Note receivable received at closing	12.0
Cancellation of 15% Note and Additional Draw Note, net	7.8
Cancellation of accrued interest on 15% Note and Additional Draw Note	1.1
Fair value of common shares received as treasury stock	7.3
Fair value of warrant derivative liability cancelled	16.4
Fair value of derivative asset cancelled	(7.1)
Net liabilities of Harvest Holding which are deconsolidated as a result of the transaction	0.1
Reimbursement of Harvest Holding operating costs from June 1, 2016	0.2
Estimated additional transaction costs paid at closing (See note 3 below)	(3.0)
Estimated change in control costs (See note 5 below)	(3.2)

Pre-tax Pro Forma gain before previously incurred Transaction costs	108.6
Transaction Costs incurred as of June 30, 2016	(1.6)

Pre-tax gain on Transaction	$107.0

(2)	Reflects the pro forma impact of deconsolidating the net liabilities of Harvest Holding as a result of the sale of the 51.0% controlling equity interest in Harvest Holdings. Accordingly, various assets and liabilities related to Harvest Holding have been removed from the pro forma consolidated balance sheet.

(3)	Reflects estimated additional transaction costs of $3.0 million directly attributable to Harvest’s sale of its 51.0% interest in Harvest Holding to be recognized subsequent to June 30, 2016. These additional transactions costs include $1.0 million for the settlement and dismissal of a claim against Harvest and HNR Energia filed by Petroandina Resources Corporation N.V., which prior to the Transaction, owned a 29% interest in Harvest Holding. Note that direct transaction costs are considered in determining Harvest’s estimated gain on the Transaction, which is reflected through accumulated deficit for pro forma consolidated balance sheet purposes. For the six months ended June 30, 2016, $1.6 million of transaction costs were recognized and have been removed from the pro forma statement of operations as they are non-recurring in nature. The additional estimated costs incurred subsequent to June 30, 2016 are also excluded from the pro forma statement of operations.

(4)	Reflects the pro forma impact of removing the 49.0% noncontrolling interest in Harvest Holding as of June 30, 2016 as a result of its deconsolidation upon the sale of the 51.0% controlling equity interest in Harvest Holding.

(5)	Reflects the $3.2 million pro forma impact resulting from a change of control, which accelerated the vesting of certain of Harvest’s outstanding options in the amount of $1.9 million, stock appreciation rights (“SARs”) in the amount of $0.5 million, restricted stock units (“RSUs”) in the amount of $0.8 million, and restricted stock awards of a minimal amount. These awards were granted to employees as long-term incentives. Upon vesting, 1.57 million shares of Harvest common stock were issued in settlement of the share-settled restricted stock units, additional employee compensation of $0.6 million was recognized, and additional paid in capital was increased by $0.6 million. The cash-settled RSUs resulted in cash payments of $0.7 million, a reduction in accrued expenses of $0.5 million and recognition of $0.2 million in additional employee compensation. The acceleration of the vesting of the SARs resulted in additional employee compensation of $0.5 million and increased accrued expenses by the same amount. The acceleration of the vesting of the options resulted in additional employee compensation of $1.9 million and increased additional paid in capital by the same amount. The pro forma adjustments for the change in control include only those estimated costs that were directly attributable to the Transaction and were contractually obligated. The additional expense related to the accelerated vesting is netted against our gain on the Transaction, which is reflected through accumulated deficit for pro forma consolidated balance sheet purposes.

A summary of the effect of each award type and the effect on the pro forma financial information is presented in the table below:

Effects of Accelerated Vestings on Change in Control (in millions)	Options	Cash-settled RSUs	Share-settled RSUs	SARs	Total
Cash	$—	$(0.7)	$—	$—	$(0.7)
Accrued Expenses		0.5		(0.5)	—
Additional Paid-in-capital	(1.9)		(0.6)		(2.5)
Accumulated Deficit - Recognition of additional employee compensation	$1.9	$0.2	$0.6	$0.5	$3.2

Certain employees of Harvest also have employment agreements requiring contractual payments if a change of control and a separation of employment from the Company occur. The pro forma adjustments for the Transaction do not include estimated costs under these employment agreements due to the separation clauses that could, under the appropriate circumstances, trigger future payments by Harvest since these adjustments would require additional actions by our management after the Transaction. The potential expense related to payments under these employment agreements upon separation of employment is $11.9 million and is not recognized in this pro forma financial information.

Note that expense recognized by Harvest related to the accelerated vesting of outstanding options, stock appreciation rights, restricted stock units, and restricted stock awards as recognized in this pro forma information is not indicative to the value received by the employees under the employment agreements since the majority of the pro forma amount is based upon the original grant date fair value of the awards in accordance with GAAP.

(6)	As a result of a sale of the 51.0% interest in Harvest Holding on June 30, 2016, a portion of the gain on sale is subject to deferral from current U.S. taxation. The pro forma adjustment reflects the potential U.S. tax on that deferred gain upon repatriation of these earnings to the U.S.

(7)	Amounts reflect the pro forma impact of eliminating the results from Harvest Holding for periods beginning January 1, 2014 as a result of no longer owning an interest in Harvest Holding upon the sale of the 51.0% controlling equity interest in Harvest Holding. As a result, earnings from investment in affiliate, Petrodelta, in 2014, various expenses, including impairment of the investment in Petrodelta in 2015 and 2014, other income items for Harvest Holding, and net income attributable to noncontrolling interests have been eliminated for pro forma purposes.

(8)	Reflects the pro forma impact of removing the changes in the fair value of the warrant liability and the changes in fair value of the embedded derivative assets and liabilities as a result of their cancellation as part of the Transaction.

(9)	Reflects the pro forma impact of reversing interest expense and accretion of the discount related to the 15% Note and Additional Draw Note as a result of their cancellation as part of the Transaction.

(10)	The pro forma weighted average shares outstanding in the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2016 was estimated by reducing the historical weighted average shares outstanding for the 8.67 million shares of Harvest common stock being surrendered by CT Energy at closing for only those periods that those shares were outstanding. On September 16, 2015, the 8.67 million shares of Harvest common stock being surrendered were issued in connection with the conversion of the $7.0 million, five year, 9.0% convertible senior secured note to CT Energy (“9% Note”) to shares of Harvest common stock. These shares were not outstanding during the year ended December 31, 2014, and thus, no pro forma adjustment has been made to the weighted average shares outstanding for that period. In the weighted average shares outstanding for the year ended December 31, 2015, the effect of the 8.67 million shares of Harvest common stock being surrendered has been weighted from September 16, 2015 through December 31, 2015 to reflect only the period for which those shares were outstanding. The estimated pro forma weighted average shares outstanding for each period presented were used in calculating the pro forma loss per share from continuing operations in the statements of operations.

(11)	Reflects the pro forma impact of removing the loss on issuance of debt related to the June 19, 2015 issuance of the 15% Note, the 9% Note, the CT Warrant, certain Series “C” Preferred shares issued to CT Energy and the associated derivative assets and liabilities arising from these instruments. The debt and related instruments would not have been issued if the sale of Harvest Holding had occurred on January 1, 2015, as these instruments are being surrendered to Harvest as part of the Transaction and cash proceeds would have been sufficient for continuing operations.

(12)	Reflects the pro forma impact of removing the loss on debt conversion related to the conversion of the 9% Note to 8.67 million common shares. The 9% Note would not have been issued or converted if the sale of Harvest Holding had occurred on January 1, 2015, as the converted shares were surrendered to the Company as part of the Transaction and cash proceeds would have been sufficient for continuing operations.

(13)	Reflects the pro forma impact of reversing interest expense, amortization of deferred financing costs and accretion of discount related to the 15% Note and the 9% Note before conversion. The pro forma adjustment also reflects the reversal of interest expense and amortization of deferred financing costs related to HNR Energia’s $7.6 million note payable to Petroandina, and the $1.3 million, 15% note payable to CT Energy to fund certain corporate expenses, each of which Harvest repaid on June 19, 2015 with proceeds from the issuance of the 15% Note and the 9% Note. Harvest was contractually obligated to repay both of these notes based on the issuance of the 15% Note and the 9% Note.

(14)	Reflects the pro forma impact to reverse stock-based compensation expense related to certain of Harvest’s outstanding options, SARs, RSUs, and restricted stock awards that contain an accelerated vesting provision when there is a change in control. These instruments would have immediately vested if the sale of Harvest Holding had occurred on January 1, 2015.